EXHIBIT 99.3

FORM OF LETTER TO NOMINEE HOLDERS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

INTEGRATED ELECTRICAL SERVICES, INC.

Up To 3,846,153 Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights Distributed to Record Stockholders of

Integrated Electrical Services, Inc.

[            ], 2014

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution by Integrated Electrical Services, Inc. (“IES” or the “Company”) to the holders of record (the “Record Holders”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, as of 5:00 p.m., New York City time, on July 7, 2014 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock at a price of $5.20 per share (the “Rights Offering”) as described in the Company’s Prospectus, dated [            ], 2014 (the “Prospectus”).

In the Rights Offering, an aggregate of 3,846,153 shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on July 29, 2014, unless extended by the Company (the “Expiration Date”). Rights not exercised by the Expiration Date will be void, of no value and will cease to be exercisable for Common Stock.

As described in the accompanying Prospectus, each Record Holder will receive one Right for every share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date.

Each Right gives the holder thereof the right to purchase from the Company 0.214578135 shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $5.20 per share (the “Subscription Price”). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if a Record Holder owned 1,000 shares of Common Stock as of the Record Date, such Record Holder would receive 1,000 Rights that would entitle him or her to purchase 214 shares of Common Stock at a subscription price of $5.20 per share.

In addition, holders of Rights who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Rights may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $5.20 per share, for a portion of any shares of Common Stock that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Shares”), provided that the number of shares for which a holder may subscribe pursuant to the Over-Subscription Privilege may not exceed the number of shares of Common Stock available to such holder pursuant to his or her Basic Subscription Rights. As an example, if you received 1,000 Rights and elected to purchase all 214 shares of Common Stock available to you pursuant to your Basic Subscription Rights, then you could subscribe to purchase up to an additional 214 Over-Subscription Shares pursuant to your Over-Subscription Privilege. If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full. If, however, over-subscription requests exceed the number of Over-Subscription Shares available, the Company will allocate the number of Over-Subscription Shares available to each over-subscribing stockholder on a pro rata basis by multiplying the total number of Over-Subscription Shares available by a fraction that equals (i) the number of Basic Subscription Rights exercised by such over-subscribing shareholder divided by (ii) the total number of Basic Subscription Rights exercised by all over-subscribing stockholders. The Company will not issue fractional shares through the exercise of over-subscription privileges. Instead, fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

The Company reserves the right, in its sole discretion, to limit the number of shares of Common Stock any person or entity, together with any related persons or entities, may purchase in the Rights Offering, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of the Company’s Common Stock following consummation of the Rights Offering.

You will not receive certificates evidencing the Rights for which you are the Nominee Holder. Rather, your Rights will be credited to your account electronically through the Depository Trust Company (“DTC”). All Rights are non-transferable, meaning that you may not sell, transfer or assign your Rights to anyone else.

We are asking (i) persons who beneficially own shares of IES Common Stock and have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee and (ii) Record Holders of IES Common Stock who prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who hold their Rights through a broker, dealer, commercial bank, trust company or other nominee who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify, as soon as possible, any beneficial owners of IES Common Stock of the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to American Stock Transfer & Trust Company, LLC, the subscription/escrow agent for the Rights Offering (the “Subscription Agent”), and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the number of shares of Common Stock that are being subscribed for pursuant to the Basic Subscription Rights, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full and (v) the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner.

Any commissions, fees, taxes or other expenses will be for the account of the holder of the Rights, and none of such commissions, fees, taxes or expenses will be paid by the Company or the Subscription Agent. The Company will pay all reasonable fees charged by the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions for Use of Integrated Electrical Services, Inc. Subscription Rights Certificates;

3.	Form of Letter to Clients of Nominee Holders (which may be sent to your clients for whose accounts you hold shares of IES Common Stock);

4.	Form of Beneficial Owner Election;

5.	Form of Nominee Holder Election Form; and

6.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. As described further in the Prospectus, to exercise the Rights, you must deliver the properly completed and duly executed Nominee Holder Election Form and payment in full of the aggregate Subscription Price that is required for all of the shares subscribed for pursuant to the Basic Subscription Rights and the Over-Subscription Privilege, to the Subscription Agent. Do not send the Nominee Holder Election Form or payment to the Company.

The properly completed and duly executed Nominee Holder Election Form, accompanied by full payment of the aggregate Subscription Price, must be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date. Failure to return the properly completed Nominee Holder Election Form with the correct and complete payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A holder of Rights cannot revoke the exercise of Rights. Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will be void, of no value and will cease to be exercisable for shares of Common Stock.

Additional copies of the enclosed materials may be obtained from American Stock Transfer & Trust Company, LLC, the subscription/escrow agent, at (877) 248-6417 (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time, or the Company’s Investor Relations Department by email at investor.relations@ies-co.com, by telephone at (713) 860-1500 or by mail at Investor Relations Department, Integrated Electrical Services, Inc., 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

Very truly yours,

Integrated Electrical Services, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF INTEGRATED ELECTRICAL SERVICES, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.